Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	April 25, 2005

For Release:	Immediately

Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.2

Entergy Reports First Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported first quarter 2005 as-reported and operational earnings of $172.0 million, or 79 cents per share. This compares to as-reported earnings of $207.2 million, or 88 cents per share, and operational earnings of $192.0 million, or 81 cents per share, in the first quarter 2004. As-reported earnings in the prior period included the earnings contribution from Entergy-Koch, LP's trading and gas pipeline businesses that were sold in fourth quarter 2004.

"Solid performance at Entergy Nuclear helped to offset Utility results dampened by lower residential usage," said J. Wayne Leonard, Entergy's chief executive officer. "The degree of success we are able to accomplish on our regulatory agenda at both the state and federal level in the coming months will be critical to our ability to achieve our financial objectives."

Entergy Corporation Consolidated Earnings - Reconciliation of GAAP* to non-GAAP Measures
First Quarter 2005 vs. 2004
(Per share in U.S. $)	First Quarter
	2005	2004	$ Change
Operational Earnings
Utility, Parent & Other	0.42	0.55	(0.13)
Entergy Nuclear	0.36	0.29	0.07
Energy Commodity Services	0.01	(0.03)	0.04
	0.79	0.81	(0.02)
Special Items	-	0.07(a)	(0.07)
As-Reported Earnings	0.79	0.88	(0.09)

*GAAP refers to United States generally accepted accounting principles.

(a) Operational earnings for first quarter 2004 were originally reported as $0.88 per share. Following the sales of Entergy-Koch, LP's trading and pipeline businesses, Entergy began treating earnings from Entergy-Koch as a special item, which revises the previously reported operational earnings for quarterly comparisons.

Operational Earnings Highlights for First Quarter 2005

    Utility, Parent & Other operational results decreased due to lower residential customer usage and higher operation and maintenance expenses.
    Entergy Nuclear results increased over the same period last year due to higher contract pricing and a reduction in the decommissioning liability, partially offset by lower generation available as a result of a planned refueling outage that commenced during first quarter 2005.
    Entergy's non-nuclear wholesale assets business showed improved results due to enhanced operations and proceeds from sulfur dioxide allowances sold.

Other Quarterly Highlights
    Entergy reached agreement for the purchase of the Attala power plant, a 480-megawatt gas unit in Mississippi.
    Entergy Gulf States - Louisiana achieved a global settlement that resolves 12 open dockets and establishes a formula rate plan.
    The Federal Energy Regulatory Commission issued a Declaratory Order approving Entergy's proposal, with some modifications, for an independent transmission coordinator.

Utility, Parent & Other

In first quarter 2005, Utility, Parent & Other earned $91.8 million, or 42 cents per share, on an as-reported basis, compared to $128.5 million, or 55 cents per share, in first quarter 2004. Operational results in each period equaled as-reported results.

First quarter 2005 results reflect 1) a decline in net revenue due in part to lower unbilled revenues and 2) higher operation and maintenance expense due to planned outages at fossil generation plants during first quarter 2005, as well as higher employee benefits expense and increased depreciation expense. Unbilled revenues reflect the change in estimate, from the previous quarter, of sales late in the period for customers whose actual usage has not yet been billed.

Megawatt-hour sales in the residential sector in first quarter 2005, on a weather-adjusted basis, were down one percent, compared to first quarter 2004. Commercial and governmental sales, after adjusting for weather, were up nearly two percent. Industrial sales experienced an increase of one percent in first quarter 2005, compared to the same quarter last year, with usage by pipeline and chemical customers leading the growth.

Entergy Nuclear

Entergy Nuclear earned $78.0 million, or 36 cents per share, on both as-reported and operational bases in first quarter 2005. This compares to as-reported and operational earnings of $68.8 million, or 29 cents per share, in first quarter 2004. The increase in earnings in first quarter 2005 was due primarily to higher contract pricing and a reduction in the decommissioning liability. This increase was partially offset by lower generation resulting from a planned refueling outage at the Indian Point 3 plant that commenced in first quarter 2005 compared to no refueling outages in first quarter 2004.

Energy Commodity Services

Energy Commodity Services results in first quarter 2005 include only earnings from Entergy's non-nuclear wholesale assets business. Energy Commodity Services as-reported results in first quarter 2004 included earnings from both the non-nuclear wholesale assets business and Entergy-Koch, LP.

As-reported results for Energy Commodity Services in first quarter 2005 were $2.3 million, or one cent per share, compared to $9.8 million, or four cents per share, in first quarter 2004. The lower as-reported results reflect the absence of any earnings from Entergy-Koch, LP in 2005, due to the sales of Entergy-Koch's trading and pipeline businesses in late 2004. Operational results for Energy Commodity Services were $2.3 million, or one cent per share, in first quarter 2005 compared to a loss of $5.3 million, or three cents per share, one year ago reflecting primarily improved operations and the sale of SO2 allowances.

Outlook

Entergy affirmed as-reported and operational earnings in the lower end of the range of $4.60 to $4.85 per share for full year 2005.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees.

Entergy's online address is www.entergy.com

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and other proceedings at local and federal regulatory agencies, Entergy's ability to manage its operation and maintenance costs, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of permanent sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation and weather.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures First Quarter 2005 vs. 2004
(Per share in U.S. $)

	First Quarter
	2005	2004	Change
As-Reported
Utility, Parent & Other	0.42	0.55	(0.13)
Entergy Nuclear	0.36	0.29	0.07
Energy Commodity Services
Non-nuclear wholesale assets	0.01	(0.03)	0.04
Entergy-Koch Trading	-	0.03	(0.03)
Gulf South Pipeline	-	0.04	(0.04)
Total Energy Commodity Services	0.01	0.04	(0.03)
Consolidated As-Reported Earnings	0.79	0.88	(0.09)

Less Special Items
Utility, Parent & Other	-	-	-
Entergy Nuclear	-	-	-
Energy Commodity Services
Non-nuclear wholesale assets	-	-	-
Entergy-Koch Trading	-	0.03	(0.03)
Gulf South Pipeline	-	0.04	(0.04)
Total Energy Commodity Services	-	0.07	(0.07)
Consolidated Special Items	-	0.07	(0.07)

Operational
Utility, Parent & Other	0.42	0.55	(0.13)
Entergy Nuclear	0.36	0.29	0.07
Energy Commodity Services
Non-nuclear wholesale assets	0.01	(0.03)	0.04
Entergy-Koch Trading	-	-	-
Gulf South Pipeline	-	-	-
Total Energy Commodity Services	0.01	(0.03)	0.04
Consolidated Operational Earnings	0.79	0.81	(0.02)

Entergy Corporation
Consolidated Income Statement
Three Months Ended March 31
(in thousands)
	2005	2004	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$1,744,383	$1,701,327	2.5
Natural gas	86,950	83,816	3.7
Competitive businesses	492,081	466,406	5.5
Total	2,323,414	2,251,549	3.2

Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	580,082	550,127	5.4
Purchased power	499,778	449,520	11.2
Nuclear refueling outage expenses	39,810	41,607	(4.3)
Other operation and maintenance	534,666	501,252	6.7
Decommissioning	36,998	38,347	(3.5)
Taxes other than income taxes	102,989	97,303	5.8
Depreciation and amortization	224,177	210,648	6.4
Other regulatory (credits) - net	(16,765)	(16,089)	4.2
Total	2,001,735	1,872,715	6.9

Operating Income	321,679	378,834	(15.1)

Other Income:
Allowance for equity funds used during construction	12,884	7,463	72.6
Interest and dividend income	30,890	28,251	9.3
Equity in earnings of unconsolidated equity affiliates	(2,193)	19,819	(111.1)
Miscellaneous - net	25,802	5,167	399.4
Total	67,383	60,700	11.0

Interest and Other Charges:
Interest on long-term debt	110,752	119,460	(7.3)
Other interest - net	12,164	6,215	95.7
Allowance for borrowed funds used during construction	(7,509)	(5,154)	45.7
Total	115,407	120,521	(4.2)

Income Before Income Taxes	273,655	319,013	(14.2)
Income Taxes	95,035	105,997	(10.3)
Consolidated Net Income	178,620	213,016	(16.1)
Preferred dividend requirements of subsidiaries and other	6,624	5,855	13.1
Earnings Applicable to Common Stock	$171,996	$207,161	(17.0)

Earnings Per Average Common Share:
Basic	$0.80	$0.90	(11.1)
Diluted	$0.79	$0.88	(10.2)
Average Number of Common Shares Outstanding:
Basic	214,128,023	230,264,638
Diluted	218,633,202	234,978,625

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended March 31
	2005	2004	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	7,570	7,726	(2.0)	(1.1)
Commercial	5,990	5,887	1.7	1.8
Governmental	609	600	1.5	1.5
Industrial	9,596	9,490	1.1	1.1
Total to Ultimate Customers	23,765	23,703	0.3	0.6
Wholesale	1,732	2,418	(28.4)
Total Sales	25,497	26,121	(2.4)

As of March 31

	2005	2004	% Change
Electric Customers (Year to date average):
Residential	2,292,177	2,276,034	0.7
Commercial	317,348	313,064	1.4
Governmental	14,936	14,682	1.7
Industrial	40,598	41,262	(1.6)
Total Ultimate Customers	2,665,059	2,645,042	0.8
Wholesale	42	42	-
Total Customers	2,665,101	2,645,084	0.8